Exhibit 10(j)

To:	[Executive Officer]
From:	Craig Mockler
Date:	May 18, 2007

Action Required By:	May 31, 2007

NOTICE OF CHANGE TO LONG TERM DISABILITY (“LTD”) BENEFIT

& TAX ELECTION FORM

As part of our ongoing review process we have enhanced the Long Term Disability (LTD) benefit for all employees on the executive payroll (Grade 19 and above, General Managers and Vice Presidents).

The change, which was effective as of April 15, 2007, increases the maximum monthly benefit to which you may be entitled under the LTD plan. With this change, your new LTD benefit is two-thirds (2/3) of your annual compensation1 up to $595,000. This is a significant increase in your potential LTD benefit, from a cap of $8,888 per month to $33,000 per month.

Your new LTD benefit will be achieved through the issuance of two (2) separate insurance policies: (1) a group policy having a maximum monthly benefit of $15,000; and (2) an individual insurance policy having a maximum monthly benefit of up to $18,000. When combined, your new benefit will replace two-thirds (2/3) of your annual compensation up to $595,000.

The cost of your LTD benefit is paid by Parker and is determined based on individual factors, including your age.

[The following two paragraphs would be included only in letters sent to executives who participate in Parker’s Supplemental Executive Retirement Plan.]

As a participant of Parker’s Supplemental Executive Retirement Plan (“SERP”), if you have at least 10 years of service and become disabled as defined in the LTD plan, you are eligible for early retirement under the SERP. Your SERP benefit would be 55% of your annual compensation, less the following:

(a)	Company contributions towards your Social Security benefits;

(b)	1% per year for the first 5 years before age 65;

(c)	2% per year for any additional years prior to age 60; and

(d)	The excess, if any, of your combined SERP and LTD benefits over two-thirds (2/3) of your annual compensation.

[1]	Annual compensation is defined as your base salary plus RONA bonuses paid during the calendar year ending 12/31 of the year prior to your disability.

Your total disability benefit from this entire new LTD package and the SERP benefit will not exceed two-thirds (2/3) of your annual compensation.

As a member of Parker’s leadership team, we are committed to delivering you a competitive total rewards package. This enhanced disability benefit is part of that package and is reflective of this on-going commitment. We suggest you share a copy of this notice with your financial advisor.

This benefit will be administered by Oswald Companies. Either Maryann Hudec or Scott Thompson would be pleased to answer any questions you have regarding this benefit. Their contact information is provided below for your convenience.

Your Individual Long-Term Disability Benefits Summary:

(a)	Your Monthly Benefit: Based on your annual compensation as of 12/31/2006, if you were to become disabled as defined under the policy, you would be currently eligible to receive the following LTD benefits:

(i)	Group Policy: $ ___________ per month.

(ii)	Individual Policy: $ ____________ per month.

(b)	Parker’s Cost: The estimated premium cost to Parker for these policies is $ , however, because the cost of this benefit is determined based on individual factors, this amount will not be confirmed until you have submitted the UnumProvident Guaranteed Standard Application (see below).

Action Required:

In order to participate in this benefit, you must fill out and complete the UnumProvident Guaranteed Standard Application included with this letter and the Tax Election portion of this letter return both in the enclosed envelope no later than May 31, 2007.

LONG-TERM DISABILITY BENEFIT

TAX ELECTION:

Because the cost of your LTD benefit is paid by Parker, it is considered additional compensation, and is taxable to you. You may elect to have this benefit taxed either at the time the premiums are paid on your behalf, or upon your receipt of disability benefits should that occur.

Please elect one of the following options for the taxation of your LTD benefit:

☐  (1) I elect to have the cost of premiums paid by Parker for my LTD benefit included in my monthly earnings. Accordingly, I will be currently subject to tax on such amount and each month Parker will withhold applicable income and employment taxes in accordance with IRS requirements. However, If I become disabled and qualify for this benefit, I WILL NOT pay federal income tax or employment tax on the benefit when received. Your additional compensation and withholding for the first month will be based on premiums which were paid to commence coverage on 4/15/2007, the effective date of the policy.

☐  (2) I elect not to have the cost of premiums paid by Parker for my LTD benefit added to my monthly earnings. While I will not currently be subject to income or employment taxes on this amount, if I become disabled and qualify for this benefit, I WILL pay tax on the benefits when received, in accordance with the federal, state and local income tax laws in effect at that time.

Please sign, date and return this election form either via e-mail or in the enclosed envelope no later than: May 31, 2007.

Signature:
Date
Printed:

Questions?

If you have questions regarding your new Long Term Disability benefit, please the following Oswald Companies representatives:

•	Maryann Hudec at 216-367-8830 or mhudec@oswaldcompanies.com (or Toll Free at 1-800-466-0468 ext. 8830) or

•	Scott Thompson at 216-367-4948 or sthompson@oswaldcompanies.com (or Toll Free at 1-800-466-0468 ext. 4948)